SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report	January 5, 2006
(Date of earliest event reported)	December 30, 2005

Landmark Bancorp, Inc.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-20878	43-1930755
(Commission File Number)	(I.R.S. Employer Identification Number)

800 Poyntz Avenue, Manhattan, Kansas	66502
(Address of principal executive offices)	(Zip Code)

(785) 565-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐                      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 FR 240.14d-2(b))

☐                      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 FR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

On December 30, 2005, Landmark Bancorp, Inc., the bank holding company of Landmark National Bank (“Landmark”), and its newly formed business trust subsidiary, Landmark Capital Trust II, a Delaware statutory trust (the “Trust”), consummated the issuance and sale of 8,000 of the Trust’s capital securities, with a liquidation amount of $1,000 per capital security (the “Capital Securities”), in a pooled trust preferred transaction.  The entire proceeds from the sale by the Trust to the holders of the Capital Securities were combined with the entire proceeds from the sale by the Trust to Landmark of its common securities (the “Common Securities” and, together with the Capital Securities, the “Trust Preferred Securities”) and were used by the Trust to purchase $8,248,000 in principal amount of the floating rate junior subordinated deferrable interest debentures of Landmark (the “Debentures”).  No underwriting commissions or placement fees were paid in connection with the issuances.  All of the securities were issued in a private placement exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated thereunder.

The terms of the Debentures are governed by an Indenture dated December 30, 2005 between Landmark and Wilmington Trust Company, as Indenture Trustee.  The Debentures accrue interest for the first five years at a blended floating rate equal to the sum of: (a) 62.5% of the principal amount multiplied by a floating rate of 3-month LIBOR plus 1.34%; and (b) 37.5% of the principal amount multiplied by a five-year fixed rate of 6.17%.  For the interest periods starting on or after March 2011, the Debentures accrue interest at a floating rate equal to 3-month LIBOR plus 1.34%.  The Debentures are not redeemable by Landmark during the first five years, absent certain changes in tax, investment company or bank regulatory statutes or regulations.

The Trust Preferred Securities were issued pursuant to a Placement Agreement dated December 28, 2005, by and among Landmark, the Trust and an initial purchaser.  The terms of the Trust Preferred Securities are governed by an Amended and Restated Declaration of Trust by and among Landmark, Wilmington Trust Company, as Trustee, and the trust administrators.  The Trust Preferred Securities entitle the holders thereof to quarterly distributions at a per annum rate for the first five years equal to the sum of: (a) 62.5% of the principal amount multiplied by a floating rate of 3-month LIBOR plus 1.34%; and (b) 37.5% of the principal amount multiplied by a five-year fixed rate of 6.17%.  For the distribution periods starting on or after March 2011, the holders of the Trust Preferred Securities will receive quarterly distributions at a per annum rate of 3-month LIBOR plus 1.34%. The Trust Preferred Securities are not redeemable by the Trust during the first five years, absent certain changes in tax, investment company or bank regulatory statutes or regulations.

Pursuant to a Guarantee Agreement dated December 30, 2005, by and between Landmark and Wilmington Trust Company, as Trustee, Landmark has agreed to guarantee the payments to be made to the holders of the trust securities, subject to the terms and conditions set forth therein.  Landmark also entered into an agreement as to expenses and liabilities with the Trust pursuant to which Landmark agreed, on a subordinated basis, to pay any costs, expenses or liabilities of the Trust other than those arising under the trust preferred securities.

Item 2.01.   Completion of Acquisition or Disposition of Assets

Effective Sunday, January 1, 2006, Landmark completed its acquisition of First Manhattan Bancorporation, Inc. (“First Manhattan”) through the merger of Manhattan Acquisition Corporation, a wholly owned subsidiary of Landmark, into First Manhattan.  In connection with the acquisition, First Savings Bank, F.S.B. was merged with and into Landmark National Bank.

In the transaction, First Manhattan’s shareholders received $12.9 million in cash for the issued and outstanding shares of First Manhattan common stock.  The terms of the merger are contained in the Agreement and Plan of Merger, which was filed with the Securities and Exchange Commission in Landmark’s Form 8-K dated September 9, 2005.

A press release announcing the completion of the transaction is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 2.03.                                          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See information provided under Item 1.01 herein.

Item 9.01.  Financial Statements and Exhibits.

(a)                                  Financial Statements of Business Acquired.

The required financial statements of First Manhattan will be filed by amendment to this Form 8-K within 60 days of this report.

(b)                                 Pro Forma Financial Information.

The required pro forma financial information will be filed by amendment to this Form 8-K within 60 days of this report.

(c)                                  Exhibits.

99.1 Press Release, dated January 5, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDMARK BANCORP, INC.

Dated: January 5, 2006	By:	/s/ Mark A. Herpich
Mark A. Herpich
Vice President, Secretary, Treasurer
and Chief Financial Officer